SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2004

Health Enhancement Products, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30415                                           87-0699977

        (Commission File Number)               (I.R.S. Employer Identification No.)

7740 East Evans Road, Suite A101, Scottsdale, AZ          85260

          (Address of Principal Executive Offices)                  (Zip Code)

(480) 385-3800

(Registrant’s Telephone Number, Including Area Code)

2530 South Rural Road, Tempe, AZ 85282

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01

Entry into Material Definitive Agreements

On February 15, 2005, Mr. Howard R. Baer, the Company’s majority shareholder, Chairman and Chief Executive Officer, advanced the Company $364,000, and, in connection therewith, the Company entered into a Promissory Note (“Note”), a Security Agreement and a Patent Security Agreement with Mr. Baer (such documents are collectively hereinafter referred to as the “Loan Documents”).  Immediately prior to entering into the Loan Documents, the Company was indebted to Mr. Baer in the aggregate amount of $483,359, in connection with prior advances he made to the Company.  Following Mr. Baer’s advance of $364,000 on February 15, the Company was indebted to Mr. Baer in the aggregate amount of $847,359.  The Note is in the principal amount of $847,359 and bears interest at the rate of 10% per annum.  Commencing thirty (30) days after written demand by Mr. Baer, the principal amount and accrued interest under the Note will be payable in twelve (12) equal monthly installments.  Under the Security Agreements, the Company, in order to secure its obligations under the Note, granted Mr. Baer a security interest in all the Company’s assets that are related to its ProAlgaZyme product.  The principal amount under the Note may be increased from time to time by the amount of any further advances by Mr. Baer to the Company; however, Mr. Baer is in no way obligated to make further advances to the Company.

The Company’s lease at its existing facility expired in June, 2004, and the Company obtained an extension of such lease in order to enable it to locate suitable new space.  On December 9, 2004, the Company entered into a Lease, dated as of November 1, 2004, with Evans Road, LLC (a company owned by Mr. Baer), under which the Company leases space for its corporate headquarters and production facility.  The Company is relocating to the new facility because it requires additional space for its laboratory, testing and growing facilities.  Evans Road, LLC has expended approximately $100,000 on building improvements in order to meet the Company’s requirements for its facility.  The build out, which has taken about four months, is substantially complete and the Company expects to occupy the new space within the next few weeks.  The Lease has a term of 15 years, subject to the right of either party to terminate after 7.5 years, and provides for base monthly rent in the amount of $8,700 plus monthly taxes in the amount of $165.  In February, 2005, Evans Road, LLC sold the building which is leased to the Company, and leased such building back from the buyer under a master lease.  Mr. Baer’s company, Evans Road, LLC, continues to lease the building, as master lessor, to the Company, under the terms and conditions described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2005	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/ Howard R. Baer
Howard R. Baer, CEO